Exhibit 10.1

EMPLOYMENT AGREEMENT

In consideration and as a condition of my employment and/or continued employment by Solid Ventures, LLC, a Delaware limited liability company (the “Company”), I hereby agree with the Company as follows:

1.    Best Efforts. During the period of my employment with the Company, I shall devote my full time and best efforts to the Company’s business and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company; provided, however, that I may participate in professional, civic, social and/or charitable activities that do not adversely affect my ability to carry out my responsibilities to the Company. I shall carry out my duties at the offices of the Company and shall be required to travel within the United States and elsewhere as part of those duties when necessary. My initial position with the Company shall be as Chief Executive Officer, which may be changed by the Company upon notice to me at any time.

2.    Compensation and Benefits. I understand that during the period of my employment, I shall receive a salary at the initial rate of $300,000 per annum and shall be eligible to receive an annual incentive bonus. The amount of such bonus, if any, shall be in the sole discretion of the Board of Managers of the Company. I also understand that I shall be entitled to participate in any benefit programs that the Company establishes and makes available to other employees, to the extent that my position, tenure, salary, age, health and other qualifications make me eligible to participate. Such participation shall be subject to (a) the terms of the applicable plan documents, (b) generally applicable Company policies and (c) the discretion of the Board of Managers or any administrative or other committee provided for in or contemplated by such plan.

3.    Work-Made-for Hire.

(a)    All right, title and interest in any and all writings, ideas, inventions, know-how, designs, improvements or other property created during my employment relating in any way to the assets, business or operations of the Company, constituting copyrights, patents, trademarks, service marks and related rights or other forms of proprietary rights or information (regardless of whether any such copyrights, patents, trademarks and service marks or other rights have or may be registered) that are created, adapted or improved by me (whether alone or in conjunction with any other person or employee) or which I disclose to the Company, or which are based upon material facts, ideas or other property gathered from, for or about any personnel, contractors or clients of the Company, and all material, whether created during or after my employment, that includes any of the foregoing (collectively, “Covered Material”), shall be owned by the Company and to the extent that it includes copyrightable subject matter, shall be deemed a work made for hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes. If any Covered Material is deemed not to be work made for hire, such Covered Material is hereby assigned by me to the Company and I shall not have or claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in such Covered Material.

(b)    The Company shall have the right to apply for and obtain registrations in the United States Copyright Office and the United States Patent and Trademark Office, in its own or its designee’s name, of its rights in any or all of the Covered Material. If for any reason the rights in any Covered Material are registered, or applied to be registered, in my name, I shall assign in writing such application or registration to the Company and hereby authorize and appoint the Company its agent for the purpose of recording such assignment.

(c)    Whenever the Company shall so request, whether during or after my employment, I shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to protect the Company’s interest therein including any assistance which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse me for all reasonable out-of-pocket costs, incurred by me in rendering any such assistance requested by the Company pursuant to this Section.

4.    Nondisclosure. I shall not at any time, whether during or after my employment, regardless of the reason for my termination, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing. The term “Confidential Information” shall include, without limitation, any information and derivative information, in whatever form or medium, including oral information, concerning the organization, business, finances or personnel of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential. Such Confidential Information includes, but is not limited to, research and development activities performed by or on behalf of the Company, financial information about the Company or of any third party, personnel information, information regarding the business activities or personnel actions of the Company, and any confidential information or documents of third parties, including, but not limited to, business plans, projects, and proposals. Notwithstanding the foregoing, Confidential Information does not include information that: (a) is, at the time of determination, publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by me free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person. I shall keep confidential all matters entrusted to me and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

5.    Non-hire of Employees and Consultants. During my employment and the one year period following the termination of my employment, regardless of the reason for my termination, I will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, employ, hire, retain, attempt to employ, hire or retain, or knowingly permit any company or business organization by which I am employed or which is directly or indirectly controlled by me to employ, hire or retain, any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after my departure from the Company.

6.    Nonsolicitation of Employees and Consultants. During my employment and the one year period following the termination of my employment, regardless of the reason for my termination, I will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, in any manner seek to solicit or induce any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after my departure from the Company, to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any such person.

7.    Noncompetition. During my employment and the one year period following the termination of my employment, regardless of the reason for my termination, I will not engage in any business or enterprise which is in any way competitive or conflicting with the interests or business of the Company including, without limitation, (A) any business or activity currently conducted by the Company, and (B) any business that the Company intends to conduct and of which I am aware; provided that nothing in this Section 6 shall in any way restrict me from promoting treatments for, or endeavoring to cure, Duchenne Muscular Dystrophy.

8.    Nondisparagement. I shall not at any time, whether during or after the termination of my employment, regardless of the reason for my termination, make to any person or entity disparaging, critical or otherwise detrimental comments of a business or personal nature relating to the Company or its personnel.

9.    Company Property. I agree that during my employment I shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” shall include all Confidential Information; the Company’s records, files and data; all Company computers, cellular telephones, personal digital assistants, credit and/or calling cards, keys, access cards and the like; and all other documentation or materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in my possession, custody or control. I further agree that I shall not, after the termination of my employment, regardless of the reason for my termination, use or permit others to use any such Company Property. I acknowledge and agree that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of my employment I shall deliver all Company Property in my possession, and all copies thereof, to the Company.

10.    Term of Employment. I understand and agree that my employment with the Company is for an indefinite period and that either the Company or I may terminate my employment at any time, for any or no reason, on at least six months’ prior notice. Notwithstanding the foregoing, the Company may terminate my employment for “Cause” immediately upon notice. For purposes of this Agreement, a termination shall be for Cause if, inter alia, any one or more of the following has occurred:

(i)    I have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its customers or vendors; or

(ii)    I have been convicted of, or pleaded guilty or nolo contendere to, any crime triable upon indictment or involving moral turpitude; or

(iii)    I have been chronically absent from work, (excluding vacations, illnesses or leaves of absence approved by the Company); or

(iv)    I have refused, after explicit written notice, to obey any lawful direction by the Board of Managers which is consistent with my duties hereunder; or

(v)    I have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises; or

(vi)    I have breached any of the provisions or representations of this Agreement, which such breach has, in the good faith judgment of the Board of Managers, resulted in a material detrimental effect to the Company.

11.    Representations.

(a)    I represent that my employment with the Company and my performance of all of the terms of this Agreement do not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Company employment, nor will it violate any nonsolicitation and/or noncompetition agreements entered into prior to my Company employment. I have not entered into, and I shall not enter into, any agreement either written or oral in conflict herewith.

(b)    I further agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

12.    Waiver; Amendments. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing.

13.    Severability. I agree that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

14.    Survival. This Agreement shall be effective as of the date entered below. My obligations under this Agreement shall survive the termination of my employment regardless of the reason for or manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

15.    Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I may not assign this Agreement.

16.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Delaware, without giving effect to the principles of conflicts of laws of such state. The laws of the State of Delaware shall govern any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement).

17.    Entire Agreement. This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

IN WITNESS HEREOF, I have executed this Agreement as of the date first written below.

Signature:	/s/ Ilan Ganot
Ilan Ganot

Date:	December 20, 2013

Address:

Accepted and agreed to as of the date set forth above:

Solid Ventures, LLC

By:	Ilan Ganot
Signature:	/s/ Ilan Ganot
Title:	CEO